Kyle L. Tingle CPA, LLC
PERSONAL FINANCIAL PLANNING,
BUSINESS SERVICES & TAX PLANNING

February 20, 2013

To Whom It May Concern:

The firm of Kyle L. Tingle, CPA, LLC consents to the inclusion of his report dated November 29, 2012 accompanying the audited financial statements of Ample-Tee, Inc. as of August 31 2012 and 2011, in the Form S-1, Amendment No.5, with the U.S. Securities and Exchange Commission, and to our reference to the Firm under the caption "Experts" in the Form.

Very truly yours,

Kyle L. Tingle
Kyle L. Tingle, CPA, LLC

3145 E. Warm Springs Road • Suite 200 • Las Vegas, Nevada 89120 • PHONE: (702) 450-2200 • FAX: (702) 436-4218
E-MAIL: ktingle@kyletinglecpa.com